Exhibit 23.7

Consent of Independent Registered Public Accounting Firm

The Members

Wells Fargo Bank, NA

First Data Merchant Services Corporation; and

The Executive Sponsors

Wells Fargo Merchant Services, LLC

We consent to the incorporation by reference in the registration statement on Amendment No. 1 to Form S-4 of Fiserv, Inc. of our report dated February 15, 2019, with respect to the balance sheets of Wells Fargo Merchant Services, LLC as of December 31, 2018 and 2017, the related statements of revenues and expenses, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “financial statements”), included herein, which report appears in the December 31, 2018 annual report on Form 10-K of First Data Corporation, and to the reference to our firm under the heading “Experts” on the Amendment No. 1 to Form S-4 in the joint proxy and consent solicitation statement/prospectus included in the registration statement.

/s/ KPMG LLP

San Francisco, California

March 13, 2019